Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Form 11-K pertaining to the Heritage Financial Corporation 401(k) Employee Stock Ownership Plan of our report dated June 5, 2002, with respect to the financial statements and supplemental schedule of the Heritage Financial Corporation 401(k) Employee Stock Ownership Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/S/    BDO SEIDMAN, LLP

Seattle, Washington
June 26, 2002